Exhibit 99.1

Investor Relations: Deborah Abraham
Director, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FOURTH QUARTER REVENUE UP 10.8%
And Significant Improvement in Fiscal 2004 Earnings

NEW YORK -- March 3, 2005 -- The Warnaco Group, Inc. (NASDAQ: WRNC) today reported significantly improved results for the fourth quarter and full year ended January 1, 2005:

For the fourth quarter:

•	Net revenues were up 10.8% to $374.4 million from $338.0 million for the prior year period;

•	Gross profit margin was up 270 basis points to 33.5%;

•	Operating margin rose to 8.6% of net revenues, versus 5.4% in the prior year period; and

•	Net income was $16.2 million, or $0.35 per diluted share, compared to a loss of $4.7 million, or a loss of $0.10 per diluted share, in the prior year quarter.

For fiscal 2004:

•	Net revenues were $1.42 billion;

•	Income from continuing operations was $46.9 million, or $1.02 per diluted share; and

•	Net income was $42.5 million, or $0.93 per diluted share.

"Strong fourth quarter results contributed to a successful year for Warnaco," commented Joe Gromek, Warnaco's President and Chief Executive Officer. "The strategies we embarked on led to strong sales growth in the second half of the year and importantly, provide us with positive momentum as we begin 2005. Once again, our operating platform, including a diverse portfolio of products and brands, multi-channel distribution strategy and expanded geographic presence, enabled us to achieve our targeted goals."

"We are also pleased with the new initiatives implemented during the year, including the expansion of Chaps®, the acquisition of Ocean Pacific and the continued product extension, geographic expansion and roll-out of Calvin Klein® underwear retail stores," Mr. Gromek continued. "We believe these undertakings, together with the efforts to increase profitability in our Calvin Klein jeans unit, position us for growth across all our business segments this year."

Mr. Gromek concluded, "We are very proud of our over 10,000 associates around the globe, whose energy and commitment contributed to our success in 2004. Their dedication and efforts support our optimism for 2005 and beyond."

Like many other public companies, including those in the retail and apparel industry, the Company has reviewed its accounting practices in light of the clarification regarding existing generally accepted accounting principles ("GAAP") for lease accounting set forth by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") on February 7, 2005. After consultation with its independent auditors, and because of the SEC's recently stated position, management and the Audit Committee of the Board of Directors determined that the Company's methods of accounting for rent during construction periods and leasehold improvements funded by landlord reimbursements, in each case, primarily related to the Company's New York headquarters office lease which commenced May 2003, are not consistent with GAAP.

Accordingly, and consistent with disclosures by a number of public companies regarding restatements in connection with this clarification, the Company will correct this error in its consolidated financial statements for the second, third and fourth quarters of fiscal 2003, resulting in a decrease in operating income of $2.0 million. This correction did not result in a restatement of any period in fiscal 2004 as the impact on these periods was nominal. The results discussed in this release reflect this restatement. As the correction relates solely to accounting treatment and reclassifications, the resulting adjustments will not affect the historical timing of payments under the leases or historical and future net cash flows.

Financial data as of January 1, 2005 and January 3, 2004 and for the three and twelve month periods ended January 1, 2005 and January 3, 2004 can be found on Schedules 1, 1.1, 2 and 3 to this release.

Fourth Quarter Results

For the fourth quarter, net revenues increased $36.4 million, or 10.8%, to $374.4 million from $338.0 million in the prior year quarter. Revenue gains across all three operating groups (Swimwear, Sportswear and Intimate Apparel) contributed to the improved results. Net revenues for the fourth quarter of fiscal 2004 include approximately $7.8 million related to the effect of favorable foreign currency exchange rates, primarily as a result of a strong euro and Canadian dollar.

Gross profit was $125.4 million, or 33.5% of net revenues, compared to $104.0 million, or 30.8% of net revenues, for the fourth quarter of fiscal 2003. Continued demand for the Company's products resulted in better full price selling and contributed to the 270 basis point improvement in gross profit margin for the fourth quarter of fiscal 2004. Gross profit for the fourth quarter of fiscal 2004 includes approximately $5.0 million related to the effect of favorable foreign currency exchange rates, primarily as a result of a strong euro and Canadian dollar.

Selling, general and administrative ("SG&A") expenses were $98.9 million, or 26.4% of net revenues, compared to $84.5 million, or 25.0% of net revenues, for the prior year period. SG&A does not reflect the benefit of $7.1 million recorded in the fourth quarter of fiscal 2004 and $6.5 million recorded in the fourth quarter of fiscal 2003, in each case, related to gains in the Company's pension plan, which the Company presents separately. Fourth quarter SG&A expenses include $5.2 million of investments in new product marketing and launches along with $2.0 million related to professional costs associated with Sarbanes-Oxley compliance and an internal control review conducted in connection with the Company's previously announced settlement with the SEC. SG&A expenses also include $2.7 million related to the effect of unfavorable foreign currency exchange rates, primarily as a result of a strong euro and Canadian dollar.

Restructuring expenses for the fourth quarter of fiscal 2004 were $1.3 million, consisting primarily of employee and facility related expenses associated with the Company's Intimate Apparel Group, compared to $7.8 million for the fourth quarter of fiscal 2003, related primarily to costs associated with the US Intimate Apparel division's transition to an outsourced operating model.

Operating income rose to $32.4 million, or 8.6% of net revenues, from $18.2 million, or 5.4% of net revenues, in the fourth quarter of fiscal 2003. Increased revenues and profitability across the Company's three operating groups contributed to the improved results.

Net income increased to $16.2 million, or $0.35 per diluted share, for the fourth quarter of fiscal 2004, compared to a net loss of $4.7 million, or a loss of $0.10 per diluted share, for the fourth quarter of fiscal 2003. Higher revenues and gross margin, in addition to lower restructuring expenses, contributed to these improvements, and offset losses in the Company's intimate apparel fashion brands.

Fiscal Year Results

•	Net revenues for fiscal 2004 were $1.4 billion, compared to $1.3 billion for the eleven month period ended January 3, 2004;

•	Income from continuing operations was $46.9 million, or $1.02 per diluted share, versus $18.2 million, or $0.40 per diluted share, for the eleven month period ended January 3, 2004; and

•	Net income for fiscal 2004 was $42.5 million, or $0.93 per diluted share, up from a loss of $0.2 million, or $0.00 per diluted share, for the eleven month period ended January 3, 2004.

The Company emerged from bankruptcy on February 4, 2003, and therefore the results reported above for fiscal 2003 are for the eleven month period commencing February 5, 2003 and ended January 3, 2004.

In addition to the financial information presented in accordance with GAAP, this press release includes combined financial information for 2003 for the (i) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (ii) Successor Company for the period February 5, 2003 to January 3, 2004. Such financial information also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy (as adjusted and combined, "Full Year Fiscal 2003"). See Schedule 1.1 for the historical actual results of operations and a summary of the adjustments related to fresh start accounting and to eliminate the forgiveness of debt for these periods.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year results with the prior year results and provides useful information to investors regarding the Company's results of operations for fiscal 2004 and Full Year Fiscal 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

The following information for fiscal 2004 compared to Full Year Fiscal 2003 is, with respect to Full Year Fiscal 2003, presented on an adjusted combined basis (see Schedule 1.1).

Net revenues grew 3.6% to $1.42 billion in fiscal 2004 from $1.37 billion for Full Year Fiscal 2003. All three operating groups contributed to this increase, with Swimwear, Sportswear and Intimate Apparel delivering revenue gains of 5.3%, 3.4% and 2.7%, respectively. The Company's Chaps, Calvin Klein underwear and Speedo® brands were standouts within their segments, while the intimate apparel core brands remained challenged with a decline in fiscal 2004 revenues from Full Year Fiscal 2003. Net revenues for fiscal 2004 include approximately $35.5 million related to the effect of favorable foreign currency exchange rates, primarily as a result of a strong euro and Canadian dollar.

Gross profit was $473.0 million, or 33.2% of net revenues, for fiscal 2004 compared to $435.0 million, or 31.6% of net revenues, in Full Year Fiscal 2003. Improvements in the Sportswear Group's performance, due largely to a more favorable sales mix in the Chaps and Calvin Klein jeans businesses, contributed to the 160 basis point improvement. Gross profit for fiscal 2004 includes approximately $16.7 million related to the effect of favorable foreign currency exchange rates, again primarily as a result of a stronger euro and Canadian dollar.

SG&A expenses were $377.9 million, or 26.5% of net revenues, for fiscal 2004 versus $351.7 million, or 25.6% of net revenues, for Full Year Fiscal 2003. SG&A does not reflect the benefit of $6.2 million recorded in fiscal 2004 and $6.5 million recorded in Full Year Fiscal 2003, in each case, related to gains in the Company's pension plan, which the Company presents separately. Included in SG&A for fiscal 2004 is an incremental $12 million of marketing expense. This investment was made to support the Company's key brands as well as new product launches. In addition, SG&A was negatively affected by $5.6 million of expenses related to professional costs associated with Sarbanes-Oxley compliance and an internal control review conducted in connection with the Company's previously announced settlement with the SEC. SG&A expenses include approximately $6.1 million related to the effect of unfavorable foreign currency exchange rates, primarily as a result of a strong euro and Canadian dollar.

Restructuring expenses for fiscal 2004 were $5.1 million compared to $19.1 million for Full Year Fiscal 2003. For both periods, the costs were primarily related to the continuation of activities commenced in prior periods associated with the US Intimate Apparel division's transition to an outsourced operating model and the consolidation of certain distribution and warehousing facilities.

Operating income rose to $96.1 million, or 6.8% of net revenues, for fiscal 2004 compared to $29.0 million, or 2.1% of net revenues, for Full Year Fiscal 2003. Higher revenues and gross profit, combined with lower restructuring and reorganization expenses and the absence of amortization of sales order backlog, contributed to these superior results.

Income from continuing operations was $46.9 million, or $1.02 per diluted share, for fiscal 2004, versus a loss of $3.6 million, or a loss of $0.08 per diluted share, in Full Year Fiscal 2003.

Net income was $42.5 million, or $0.93 per diluted share, versus a loss of $22.5 million, or a loss of $0.50 per diluted share, for Full Year Fiscal 2003.

The Company noted the following balance sheet highlights as of January 1, 2005:

Cash and cash equivalents were $65.6 million, a 22.7% increase over the $53.5 million of cash and cash equivalents at January 3, 2004, notwithstanding the approximately $40 million used in the third quarter of fiscal 2004 to complete the acquisition of Ocean Pacific.

Inventories rose to $335.7 million from $279.8 million at January 3, 2004. The increase in inventories is primarily to support 2005 sales orders for the Company's Swimwear Group, demand for Calvin Klein jeans and expanded distribution of the Company's licensed Chaps brand.

Commenting on the results, Larry Rutkowski, Warnaco's Chief Financial Officer, stated, "We are pleased with our fiscal 2004 results, which were in line with our previously stated annual goals. Revenues grew modestly, our gross margin expanded 160 basis points, SG&A expenses were in line with industry averages and we delivered a double-digit increase in operating margin percentage. We are also pleased that Moody's recently upgraded the rating on our senior unsecured notes due 2013, to B1 from B2 with a positive outlook, which we believe reflects our positive achievements to date and our strong financial condition."

Mr. Rutkowski continued, "Regarding our forward guidance, our three year goals, on a comparable basis, on balance and over time, are for: (i) continued positive sales momentum with no less than high single digit growth; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive SG&A expense; and (iv) annual double-digit growth in operating margin percentage."

Stockholders and other persons are invited to listen to the fourth quarter and fiscal 2004 earnings conference call scheduled for today, Thursday, March 3, 2005 at 4:30 p.m. Eastern Standard Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 4:30 p.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company's internet website: www.warnaco.com.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz®, Speedo®, Ocean Pacific®, Anne Cole Collection®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, JLO by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear and sleepwear, men's, women's, juniors' and children's jeans and women's and juniors' swimwear and CK Calvin Klein men's accessories.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's history of losses, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting, the Company's history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company's future plans concerning guidance regarding its results of operations, the effect of the settlement with the SEC, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing the Senior Notes and the Company's ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Fourth Quarter of Fiscal 2004	For the Fourth Quarter of Fiscal 2003 (a) (b)
	(Unaudited)	(Unaudited) Restated
Net revenues	$374,417	$337,963
Cost of goods sold	249,036	233,985
Gross profit	125,381	103,978
Selling, general and administrative expenses	98,894	84,464
Pension income	(7,140)	(6,488)
Restructuring items	1,264	7,836
Operating income	32,363	18,166
Other income	(170)	(585)
Interest expense, net	4,653	4,966
Income from continuing operations before provision for income taxes	27,880	13,785
Provision for income taxes	11,003	3,632
Income from continuing operations	16,877	10,153
Loss from discontinued operations, net of income taxes	(630)	(14,810)
Net income (loss)	$16,247	$(4,657)
Basic and diluted income (loss) per common share:
Income from continuing operations	$0.37	$0.22
Loss from discontinued operations	(0.01)	(0.33)
Net income (loss)	$0.36	$(0.11)
Diluted income (loss) per common share:
Income from continuing operations	$0.36	$0.22
Loss from discontinued operations	(0.01)	(0.32)
Net income (loss)	$0.35	$(0.10)
Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	45,618,293	45,156,876
Diluted	46,239,639	46,072,465

(a)	Restated to reflect the correction of the Company's accounting for rent during construction periods and leasehold improvements funded by landlord reimbursements, in each case, primarily related to the Company's New York headquarters office lease. The restatement resulted in an increase in selling, general and administrative expenses and a corresponding decrease in operating income of approximately $0.5 million in the fourth quarter of fiscal 2003. This correction did not result in a restatement of any period in fiscal 2004, as the impact on these periods was nominal.

(b)	Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Successor Company				Predecessor Company
		Adjusted Combined		For the Eleven Months Ended January 3, 2004 (a) (b)	For the One Month Ended February 4, 2003
	Fiscal 2004	Full Year Fiscal 2003 (a) (b) (d)	Adjustments (d)
	(Unaudited)	(Unaudited) Restated	(Unaudited)	(Unaudited) Restated
Net revenues	$1,424,181	$1,374,421	$—	$1,264,301	$110,120
Cost of goods sold	951,198	939,453	—	872,170	67,283
Gross profit	472,983	434,968	—	392,131	42,837
Selling, general and administrative expenses	377,868	351,736	—	319,580	32,156
Pension income	(6,150)	(6,488)	—	(6,488)	—
Amortization of sales order backlog	—	11,800	—	11,800	—
Restructuring items	5,130	19,101	—	19,101	—
Reorganization items	—	29,805	—	—	29,805
Operating income (loss)	96,135	29,014	—	48,138	(19,124)
Gain on cancellation of pre-petition indebtedness	—	—	1,692,696	—	(1,692,696)
Fresh start adjustments	—	—	765,726	—	(765,726)
Other (income) loss	(2,197)	(2,458)	—	(2,817)	359
Interest expense, net	19,821	22,392	—	20,641	1,751
Income (loss) from continuing operations before provision (benefit) for income taxes	78,511	9,080	(2,458,422)	30,314	2,437,188
Provision (benefit) for income taxes	31,636	12,650	(77,584)	12,084	78,150
Income (loss) from continuing operations	46,875	(3,570)	(2,380,838)	18,230	2,359,038
Loss from discontinued operations, net of income taxes	(4,358)	(18,894)	—	(18,393)	(501)
Net income (loss)	$42,517	$(22,464)	$(2,380,838)	$(163)	$2,358,537
Basic income (loss) per common share: (c)
Income (loss) from continuing operations	$1.03	$(0.08)		$0.40	$44.52
Loss from discontinued operations	(0.10)	(0.42)		(0.41)	(0.01)
Net income (loss)	$0.93	$(0.50)		$(0.01)	$44.51
Diluted income (loss) per common share: (c)
Income (loss) from continuing operations	$1.02	$(0.08)		$0.40	$44.52
Loss from discontinued operations	(0.09)	(0.42)		(0.40)	(0.01)
Net income (loss)	$0.93	$(0.50)		$—	$44.51
Weighted average number of shares outstanding used in computing income (loss) per common share: (c)
Basic	45,418,069	45,060,724		45,060,724	52,989,965
Diluted	46,178,535	45,462,560		45,462,560	52,989,965

(a)	Restated to reflect the correction of the Company's accounting for rent during construction periods and leasehold improvements funded by landlord reimbursements, in each case, primarily related to the Company's New York headquarters office lease. The restatement resulted in an increase in selling, general and administrative expenses and a corresponding decrease in operating income of approximately $2.0 million for the Eleven Months Ended January 3, 2004. This correction did not result in a restatement of any period in fiscal 2004, as the impact on these periods was nominal.

(b)	Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.

(c)	Income (loss) per common share and the weighted average number of shares outstanding used in computing income (loss) per share of the Predecessor are based upon historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003.

Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 4, 2003 will not be comparable to income (loss) per common share for periods before February 4, 2003.

(d)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes adjusted combined financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to January 3, 2004 (collectively referred to as "Full Year Fiscal 2003"). The adjusted combined financial information for Full Year Fiscal 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year's results with those of the prior year and provides useful information to investors regarding the Company's results of operations for (1) Fiscal 2004 and (2) Full Year Fiscal 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(Dollars in thousands)

	January 1, 2005	January 3, 2004
	(Unaudited)	(Unaudited) (a) (b) Restated
Cash and cash equivalents	$65,588	$53,457
Accounts receivable	219,805	209,491
Inventories	335,651	279,839
Accounts payable and accrued liabilities	210,871	206,588
Long-term debt:
Senior Notes due 2013	210,000	210,000
Other	799	1,132
Total stockholders' equity	577,357	520,612

(a)	Restated to reflect the correction of the Company's accounting for rent during construction periods and leasehold improvements funded by landlord reimbursements, in each case, primarily related to the Company's New York headquarters office lease. The restatement resulted in an increase in leasehold improvements, net of accumulated amortization, of approximately $9.7 million, an increase in other long-term liabilities, net of accumulated amortization, of approximately $ 9.2 million, a decrease in other current assets of approximately $2.5 million, and a decrease in total stockholders' equity of approximately $2.0 million.

(b)	Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter				Year
	For the Fourth Quarter of Fiscal 2004	For the Fourth Quarter of Fiscal 2003(b)	Increase (Decrease)	% Change	Fiscal 2004	Adjusted Combined Full Year Fiscal 2003 (b) (c)	Increase (Decrease)	% Change
Net revenues:
Intimate Apparel Group	$160,543	$146,016	$14,527	9.9%	$588,256	$572,813	$15,443	2.7%
Sportswear Group	131,826	117,333	14,493	12.4%	455,601	440,516	15,085	3.4%
Swimwear Group	82,048	74,614	7,434	10.0%	380,324	361,092	19,232	5.3%
Net revenues	$374,417	$337,963	$36,454	10.8%	$1,424,181	$1,374,421	$49,760	3.6%

	Quarter				Year
	For the Fourth Quarter of Fiscal 2004	% of Total Net Revenues	For the Fourth Quarter of Fiscal 2003 (a) (b)	% of Total Net Revenues	Fiscal 2004	% of Total Net Revenues	Adjusted Combined Full Year Fiscal 2003 (a) (b) (c)	% of Total Net Revenues
			Restated				Restated
Operating income:
Intimate Apparel Group	$16,701	4.5%	$10,446	3.1%	$55,361	3.9%	$55,858	4.1%
Sportswear Group	14,202	3.8%	10,732	3.2%	53,757	3.8%	31,764	2.3%
Swimwear Group	15,754	4.2%	15,325	4.5%	58,147	4.1%	52,901	3.8%
Group operating income	46,657	12.5%	36,503	10.8%	167,265	11.7%	140,523	10.2%
Unallocated corporate expenses	(13,030)	−3.5%	(10,501)	−3.1%	(66,000)	-4.6%	(62,603)	-4.6%
Restructuring items	(1,264)	−0.3%	(7,836)	−2.3%	(5,130)	-0.4%	(19,101)	−1.4%
Reorganization items	—	0.0%	—	0.0%	—	0.0%	(29,805)	−2.2%
Operating income	$32,363	8.6%	$18,166	5.4%	$96,135	6.8%	$29,014	2.1%

(a)	Restated to reflect the correction of the Company's accounting for rent during construction periods and leasehold improvements funded by landlord reimbursements, in each case, primarily related to the Company's New York headquarters office lease. The restatement resulted in an increase in selling, general and administrative expenses and a corresponding decrease in operating income of approximately $2.0 million and $0.5 million for combined Full Year Fiscal 2003 and the fourth quarter of fiscal 2003, respectively. This correction did not result in a restatement of any period in fiscal 2004, as the impact on these periods was nominal.

(b)	Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.

(c)	In addition to the financial information presented in accordance with generally accepted accounting principles, this press release schedule includes adjusted combined financial information for the (1) Predecessor Company for the period January 5, 2003 to February 4, 2003 (prior to the Company's emergence from bankruptcy) and (2) Successor Company for the period February 5, 2003 to January 3, 2004 (collectively referred to as "Full Year Fiscal 2003"). The financial information for Full Year Fiscal 2003 also excludes the gain of $1.7 billion associated with the forgiveness of pre-petition debt, as well as the income of $0.8 billion and corresponding income tax adjustments related to fresh start accounting in connection with the Company's emergence from bankruptcy.

The Company believes that the adjusted combined financial information is useful to investors to meaningfully compare the current year's results with those of the prior year and provides useful information to investors regarding the Company's results of operations for (1) Fiscal 2004 and (2) Full Year Fiscal 2003. The adjustments were made to exclude significant one-time events related to the Company's emergence from bankruptcy and to present comparable period information. Management evaluates its results of operations on an adjusted combined basis in order to eliminate the effect of these one-time events and to enhance the comparability of these periods. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate the Company's results of operations on the same basis as management.